UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  December 22, 2008

AMERICAN BIO MEDICA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New York	0-28666	14-1702188
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

122 Smith Road, Kinderhook, NY	12106
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  518-758-8158

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.01.  NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.

On December 22, 2008, American Bio Medica Corporation (“ABMC” or the “Company”) received notice from the NASDAQ OMX Group (“NASDAQ”) stating that, given the continued extraordinary market conditions, NASDAQ is extending the suspension of the bid price and market value of publicly held shares requirements.

On October 30, 2008, the Company had received a letter dated October 22, 2008 from NASDAQ stating that NASDAQ had decided to suspend enforcement of the bid price and market value of publicly held shares requirements through January 16, 2009. According to this new notice from NASADAQ, enforcement of these rules is scheduled to resume on Monday, April 20, 2009.

Any company in the compliance process for a bid price or market value of publicly held shares concern will continue to be "frozen" at the same stage of the process until the end of the suspension. During the suspension period, companies can regain compliance and could still be delisted for other reasons.

Although NASDAQ has not provided ABMC with a new compliance date, since ABMC had 22 calendar days remaining in its compliance period for its bid price deficiency prior to NASDAQ’s initial temporary suspension, ABMC estimates they will have until May 12, 2009 to regain compliance. ABMC can regain compliance if the closing bid price of its common stock is $1.00 per share or more for a minimum of 10 consecutive trading days.  The NASDAQ notice has no effect on the listing of ABMC’s common stock on The NASDAQ Capital Market at this time.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(d)           Exhibits

The following exhibit is filed with this report on Form 8-K

Exhibit 99.1 – American Bio Medica Corporation Press Release issued December 23, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BIO MEDICA CORPORATION (Registrant)

Dated: December 23, 2008	By:	/s/ Melissa A. Waterhouse
Melissa A. Waterhouse
Vice President & Chief Compliance Officer Corporate Secretary